July 30, 2004

The Lazard Funds, Inc.
30 Rockefeller Plaza
New York, New York 10112

Re:      Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization contemplated by the Plan of Reorganization (the "Plan") adopted with respect to Lazard Global High Yield Portfolio (the "Portfolio") and Lazard High Yield Portfolio (the "Acquiring Portfolio"), each a series of The Lazard Funds, Inc., a Maryland corporation (the "Fund"). A copy of the Plan is included as Appendix A to the Registration Statement on Form N-14 of the Acquiring Fund (Registration No. 333-115360) (the "Registration Statement"). You have advised us that each of the Acquiring Portfolio and the Portfolio has qualified or will qualify as a "regulated investment company" within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), for each of its fiscal years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Plan, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon statements and representations of the Fund, on behalf of each of the Portfolio and the Acquiring Portfolio, made in the Registration Statement and to us for our use in rendering this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Fund, on behalf of each of the Portfolio and the Acquiring Portfolio. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Plan, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Plan.

Based on the foregoing, it is our opinion that for federal income tax purposes:

           a)      the Acquiring Portfolio's acquisition of all of the Portfolio's assets in exchange solely for the Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of certain identified liabilities of the Portfolio, followed by the distribution by the Portfolio of the Acquiring Portfolio Shares to Portfolio Shareholders as provided in the Plan in complete liquidation of the Portfolio, will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each of the Portfolio and the Acquiring Portfolio will be "a party to a reorganization;"

           b)      no gain or loss will be recognized by the Acquiring Portfolio upon the acquisition of the assets of the Portfolio in exchange solely for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of certain identified liabilities of the Portfolio pursuant to the Reorganization;

           c)      no gain or loss will be recognized by the Portfolio upon the transfer of the Portfolio's assets to the Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of certain identified liabilities of the Portfolio or upon the distribution (whether actual or constructive) of Acquiring Portfolio Shares to Portfolio Shareholders in exchange for their shares of the Portfolio in liquidation of the Portfolio pursuant to the Reorganization;

           d)      no gain or loss will be recognized by Portfolio Shareholders upon the exchange of their Portfolio shares for the Acquiring Portfolio Shares pursuant to the Reorganization;

           e)      the aggregate tax basis for the Acquiring Portfolio Shares received by each Portfolio Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Portfolio shares held by such Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Portfolio Shares received by each Portfolio Shareholder will include the period during which the Portfolio shares exchanged therefor were held by such Shareholder (provided the Portfolio shares were held as capital assets on the date of the Reorganization); and

           f)      the tax basis of each Portfolio asset acquired by the Acquiring Portfolio will be the same as the tax basis of such asset to the Portfolio immediately prior to the Reorganization, and the holding period of each asset of the Portfolio in the hands of the Acquiring Portfolio will include the period during which that asset was held by the Portfolio.

No opinion is expressed as to the effect of the Reorganization on (i) the Portfolio or the Acquiring Portfolio with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Portfolio that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Portfolio or any distributor or dealer in connection with the qualification of the Acquiring Portfolio Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP